Exhibit 99

TNP Enterprises Reports First Quarter Results

          FORT WORTH, Texas, May 4 /PRNewswire/ -- TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $11.1 million for the quarter ended March 31, 2005, which represents an $8.9 million decrease compared with a loss of $2.2 million for the comparable period in 2004.     TNP’s principal subsidiaries are First Choice Power, L.P., and First Choice Power Special Purpose L.P. (collectively, First Choice) and Texas-New Mexico Power Company (TNMP).  Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended March 31, 2005, and March 31, 2004:

TNP ENTERPRISES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in Thousands)

	2005			2004

	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Operating Revenues	$65,881	$97,971	$145,241	$61,654	$121,012	$162,150
Income (Loss) Applicable to Common Stock	$2,876	$(76)	$(11,098)	$4,744	$6,349	$(2,247)
EBITDA *	$18,804	$132	$17,513	$21,531	$10,024	$29,726
Cash Flow from Operations	$11,307	$7,595	$16,980	$9,949	$8,429	$13,921
Debt Outstanding as of March 31 (including preferred stock)	$415,642	—	$995,829	$418,713	—	$973,813
Cash and Cash Equivalents Balance as of March 31	$67,464	$84,221	$157,050	$52,198	$53,299	$116,492

*

EBITDA is an acronym for earnings before interest expense, taxes, depreciation and amortization.  EBITDA includes the positive impact of accrued carrying costs on regulatory assets.  EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance.  EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

          TNP’s Results

          TNP’s consolidated loss applicable to common stock of $11.1 million for the quarter ended March 31, 2005, represents an $8.9 million decrease as compared with the same period in 2004.  The $8.9 million decrease was driven by a $6.4 million reduction in First Choice earnings.  The First Choice decrease resulted primarily from:

*	decreased gross profits of $15.9 million ($10.2 million after taxes) resulting from higher 2005 purchased power expenses compared to 2004;
*	decreased gross profits of $5.6 million ($3.6 million after taxes) resulting primarily from the accrual of purchased power true-up credits from ERCOT recorded in 2004 and related to 2003, and;
*

decreased gross profit of $1.0 million ($0.6 million after taxes) due to lower sales driven primarily by a net decrease in price-to-beat and competitive aggregated customers served in 2005 compared to 2004.

          Partially offsetting these gross profit decreases were:

*	increased gross profit of $6.4 million ($4.1 million after taxes) resulting from higher price-to-beat revenues driven by fuel factor rate increases;
*	increased gross profit of $5.8 million ($3.7 million after taxes) due to higher competitive customer rates, and;
*	decreased operating and maintenance expenses of $1.4 million ($0.9 million after taxes) primarily due to lower bad debt costs.

          Income applicable to common stock for TNMP, TNP’s regulated subsidiary, was $2.9 million for the quarter ended March 31, 2005, which represents a $1.8 million decrease in earnings as compared with earnings of $4.7 million for the same period in 2004.  The decrease is primarily attributable to an April 29, 2005, ruling by the Public Utility Commission of Texas (PUCT) in TNMP’s true-up proceeding.  In the ruling, the PUCT rejected the previous administrative law judge proposal that TNMP be allowed to utilize its weighted average cost of debt from the 2000 Unbundled Cost of Service filing as required by Senate Bill 7, and as was utilized in the 2004 CenterPoint Energy true-up proceeding.  Instead, the PUCT utilized TNMP’s actual weighted average cost of debt as of December 31, 2001.  As a result, TNMP reduced the total accrued recovery of carrying charges for income statement recognition for the period January 1, 2002, through December 31, 2004, by $4.7 million ($3.0 million after taxes) during the first quarter of 2005.  Partially offsetting the reduction was TNMP’s accrual for 2005 carrying charges of $1.8 million ($1.2 million after taxes), based on carrying cost rates allowed under the PUCT ruling.

    EBITDA

          EBITDA for TNP was $17.5 million for the quarter ended March 31, 2005, which is $12.2 million lower as compared to the same period in 2004.  The $12.2 million decrease is primarily due to the First Choice and TNMP variances described above (before taxes), including accrued recovery of carrying charges.  Detailed below is a reconciliation of TNP consolidated net income to EBITDA for the quarters ended March 31, 2005, and March 31, 2004:

Reconciliation of TNP Enterprises & Subsidiaries
Consolidated Net Income (Loss) to EBITDA
(Dollars in Millions)

	2005			2004

	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Net Income (Loss) applicable to common stock	$2.9	$(0.1)	$(11.1)	$4.7	$6.3	$(2.2)
Reconciling items:
Interest charges & preferred dividends	7.0	0.1	23.5	7.1	0.1	22.6
Income taxes	1.4	—	(2.6)	2.3	3.5	1.9
Depreciation, amortiz. & other	7.5	0.1	7.7	7.4	0.1	7.4
EBITDA	$18.8	$0.1	$17.5	$21.5	$10.0	$29.7

          Cash Flow from Operations

          TNP’s consolidated cash flow provided by operations was $17.0 million in the first quarter of 2005, which represents an increase of $3.1 million, as compared to cash flow provided by operations of $13.9 million for the same period last year.  The increase is driven by lower operating and maintenance costs of $6.0 million resulting from no incentive compensation payments in 2005 and to the timing of payments in the first quarter of 2005 as compared to the same period of 2004.  Partially offsetting this increase were lower revenues from sales, net of purchased power and transmission and distribution charges, of $4.5 million due primarily to increases in purchased power prices in 2005.

          Since its merger in April 2000, TNP has reduced its consolidated debt balance, excluding preferred stock, by a total of $95.1 million.  In addition, TNP has a consolidated balance of cash and cash equivalents of $157.1 million as of March 31, 2005.

          First Choice Customer Retention and Acquisition

          When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice.  At March 31, 2005, First Choice served approximately 159,000, or 82 percent, of those customers. Additionally, First Choice serves approximately 58,000 residential, commercial and aggregated competitive customers acquired since the competitive pilot project began in the second half of 2001.  With a total of approximately 217,000 customers at March 31, 2005, First Choice increased overall customers served since January 2002 by 22,000, or 11 percent.

          Acquisition Progress

          Since the July 2004 announcement of the acquisition agreement under which PNM Resources would acquire the outstanding common shares of TNP, significant progress has been achieved in securing the regulatory approvals required to complete the transaction.  In February 2005, as a result of settlement discussions with intervening parties, PNM Resources and Texas-New Mexico Power filed with the Public Utility Commission of Texas (PUCT) and the New Mexico Public Regulation Commission (NMPRC) joint stipulations settling all issues in the acquisition dockets.  In March 2005, the PUCT approved the acquisition, finding it in the public interest.  In April 2005, hearings were held before a NMPRC hearing examiner.  A final order is expected from the NMPRC in the second quarter of 2005.  The acquisition has received the required approval from the Federal Energy Regulatory Commission and has received anti-trust clearance under the Hart-Scott-Rodino Act from the Federal Trade Commission. PNM Resources has filed all the required Securities and Exchange Commission (SEC) actions needed for approval from the SEC, and management expects the SEC to approve the acquisition shortly after the NMPRC issues its final order. Management believes that all regulatory approvals will be received in time for the completion of the acquisition in the second quarter of 2005.

          Additional information on 2005 results can be obtained from TNP and TNMP’s Form 10-Qs on file with the Securities and Exchange Commission.

          The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although TNP believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements.  Some of those factors include, but are not limited to:

*	the outcome of any appeals of the Public Utility Commission of Texas (PUCT) order in the stranded cost true-up proceeding;
*

the results of any future regulatory proceedings, including risks and uncertainties relating to the receipt of outstanding regulatory approvals of the proposed acquisition of TNP Enterprises, Inc. (TNP) by PNM Resources, Inc. (the PNM Transaction);

*	the payment of dividends by Texas-New Mexico Power Company (TNMP), First Choice Power, L.P. (FCP) or First Choice Power Special Purpose, L.P. (FCPSP) (FCP and FCPSP collectively, First Choice);
*	the ability of First Choice to attract and retain customers;
*	price fluctuations in the electric power and natural gas markets;
*	changes in Electric Reliability Council of Texas (ERCOT) protocols;
*	changes to First Choice purchased power costs resulting from the ERCOT settlement process;
*	collections experience;
*	the risks that the businesses of TNP and PNM Resources will not be integrated successfully after the PNM Transaction;

*	the risk that the benefits of the PNM Transaction will not be fully realized or will take longer to realize than expected;
*	the risk that TNP debt and preferred retirements will not occur as expected;
*	the risk that disruption from the PNM Transaction will make it more difficult to maintain relationships with customers, employees, suppliers or other third parties;
*	conditions in the financial markets relevant to the PNM transaction;
*	interest rates;
*	weather;
*	changes in supply and demand in the market for electric power;
*	market liquidity;
*	the competitive environment in the electric and natural gas industries;
*	state and federal regulatory and legislative decisions and actions;
*	the effects of accounting pronouncements that may be issued periodically;
*	insurance coverage available for claims made in litigation;
*	general business and economic conditions;
*	the outcome of legal proceedings and the performance of state, regional and national economies;
*	and other factors described from time to time in TNP’s and TNMP’s reports filed with the Securities and Exchange Commission.

SOURCE  TNP Enterprises, Inc.
          -0-                              05/04/2005
    /CONTACT:  Ted Babcock of TNP Enterprises, Inc., +1-516-933-3105, or tbabcock@tnpe.com ; or media, Valerie Smith, +1-817-737-1360, or vsmith@tnpe.com , or investors, Adam Carte, +1-817-377-5541, or acarte@tnpe.com , both of Texas-New Mexico Power Company and First Choice Power, L.P./
          /Web site:  http://www.tnpe.com /

CO:	TNP Enterprises, Inc.; First Choice Power, L.P.; First Choice Power Special Purpose L.P.; Texas-New Mexico Power Company
ST:	Texas